Exhibit 10.92
AMENDMENT AND TERMINATION AGREEMENT
     This TERMINATION AGREEMENT (this “Agreement”) is dated as of June 17, 2011, by and among Vanguard Health Systems, Inc., a Delaware corporation (the “Company”), Blackstone Management Partners IV L.L.C., a Delaware limited liability company (“BMP”), and Metalmark Management LLC (“MSCP Manager”). BMP and MSCP Manager are referred to herein collectively as the “Sponsor Management Entities”.
     WHEREAS, the Company and the Sponsor Management Entities are parties to that certain Transaction and Monitoring Fee Agreement, dated as of September 23, 2004 (the “TMF Agreement”); and
     WHEREAS, the Company and the Sponsor Management Entities desire to amend and terminate the TMF Agreement on the terms and conditions set forth in this Agreement.
     NOW THEREFORE, in consideration of the agreements set forth herein, the parties hereto agree as follows, provided, however, this Agreement shall only be effective if and when the Company should consummate in June or July 2011 the initial public offering of its common stock, as first filed by the Company with the Securities and Exchange Commission on April 15, 2011 (Registration Statement No. 333-173547):
     1. Amendment. The parties hereby amend the TMF Agreement to reflect that Section 4(b) thereof shall not survive the termination of the TMF Agreement. For clarification, the parties hereby agree that the last sentence of Section 9 of the TMF Agreement is hereby amended to read in its entirety as follows:
     “The provisions of Sections 6, 7 and 9 will survive the termination of this Agreement.”
     2. Termination. The parties hereby terminate the TMF Agreement in its amended form. The parties hereby acknowledge that the TMF Agreement shall be of no further force or effect, and that all rights and obligations of the parties thereunder are hereby terminated, except as specifically provided in amended Section 9 of the TMF Agreement. Notwithstanding anything to the contrary set forth herein, the termination of the TMF Agreement shall not terminate that certain letter agreement, dated May 26, 2011, related to certain financial advisory services by the Sponsor Management Entities for the Company and the financial advisory fees due from the Company to the Sponsor Management Entities by June 30, 2011.
     3. Payment.
     (a) In consideration of the termination of the TMF Agreement, (i) the Company will pay to BMP the aggregate sum of $13,000,000 in accordance with the following schedule: $1,000,000 will be paid on the first day of each calendar quarter beginning with the first such payment on July 1, 2011, and ending the with last such payment on July 1, 2014; and (ii) the Company will pay to the MSCP Manager the aggregate sum of $1,950,000, in accordance with the following schedule: $150,000 will be paid on the first day of each calendar quarter beginning with the first such payment on July 1, 2011, and ending with the last such payment on July 1, 2014.
     (b) Notwithstanding anything to the contrary contained in subparagraph (a) above, BMP may elect at any time from and after the date hereof (which election can be made in its sole discretion by the delivery of written notice to the Company) to have each of the Sponsor Management Entities receive, in lieu of the quarterly payments set forth in subparagraph (a) above, a single lump sum cash payment equal to the then present value (using a discount rate equal to the yield to maturity on the date of such written notice of the class of outstanding U.S. government bonds having a final maturity closest to the tenth anniversary of such written notice (the “Discount Rate”)) of all then current and future remaining amounts to be paid to such Sponsor Management Entity pursuant to subparagraph (a) above (the “Lump Sum Payment”). To the extent the Company does not pay any portion of a Lump Sum Payment by reason of any prohibition on such payment pursuant to the terms of any agreement or indenture governing indebtedness of the Company or its subsidiaries, any unpaid portion of such Lump Sum Payment shall be paid to the applicable Sponsor Management Entity on the first date on which the payment of such unpaid amount is permitted under such agreement or indenture, to the extent permitted by such agreement or indenture. Any portion of a Lump Sum Payment not paid on the scheduled due date shall bear interest at an annual rate equal to the Discount Rate, compounded quarterly, from the date due until paid.
     (c) Each payment to be made pursuant to this Section 3 will be made by wire transfer in same-day funds to the bank account designated by BMP or the MSCP Manager, as the case may be.
4.	Miscellaneous.
     (a) This Agreement and the TMF Agreement contain the sole and entire agreement between the parties relating to the subject matter hereof and supersede all previous negotiations, commitments, agreements and understandings relating hereto. This Agreement may be modified only in a writing signed by an authorized representative of the parties.
     (b) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to its principles of conflicts of laws.
     (c) The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. No party may assign or transfer its rights, interests or obligations hereunder without the prior written consent of the other parties.

     (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which taken together shall constitute one and the same agreement. This Agreement and any counterpart hereof, to the extent signed and delivered by means of a facsimile machine or as a scanned electronic file, shall be treated in all manner and respects as an original agreement, counterpart or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement as of the date first written above.

VANGUARD HEALTH SYSTEMS, INC.

By:	/s/ Ronald P. Soltman

Name:	Ronald P. Soltman
Title:	Executive Vice President

BLACKSTONE MANAGEMENT PARTNERS IV L.L.C.

By:	/s/ Neil P. Simpkins

Name:	Neil P. Simpkins
Title:	Senior Managing Director

METALMARK MANAGEMENT LLC

By:	/s/ M. Fazle Husain

Name:	M. Fazle Husain
Title:	Managing Director
[Signature Page to Amendment and Termination]